EXHIBIT 4.2

                                OPTION AGREEMENT

This is to certify the terms and conditions for the grant of 350,000 non-marketable options (the "OPTIONS") exercisable into 350,000 ordinary shares of NIS 1 nominal value of Elbit Medical Imaging Ltd. ("SHARES"), subject to adjustments, as agreed by Elbit Medical Imaging Ltd. (the "COMPANY") and Mr. Mordechay Zisser ("ZISSER"), the Executive Chairman of the Board of Directors of the Company on March 29, 2006.

     EXERCISE PRICE

     The Options are issued to Mr. Zisser without consideration. The exercise price of each Option shall equal 125% of the average closing price in NIS of the Company's Shares on the TASE during the 30-trading day period preceding the date of grant of the Options (the "EXERCISE PRICE").

     VESTING AND EXERCISE TERM

     The Options will become exercisable immediately upon their grant and will remain exercisable for a period of three years thereafter (the "EXERCISE TERM").

     EXERCISE OF OPTIONS

     The Options will remain exercisable throughout the Exercise Term, and may be exercised by sending a notice of exercise to the Company, which shall specify the number of Options Mr. Zisser wishes to exercise together with an amount equal to the product of such number of Options multiplied by the Exercise Price. Within three business days following the receipt of such notice and payment of Exercise Price for such Options, the Company will issue the Exercise Shares in accordance with such notice.

     EXPIRATION OF OPTIONS

     The Options shall expire upon the following terms: (i) exercised Options shall expire upon the issuance of Shares therefor (the "EXERCISE SHARES"); (ii) unexercised Options shall expire at the end of the Exercise Term; (iii) in the event that Mr. Zisser's right to exercise any of the Options has expired, see below.

     TERMINATION OF MR. ZISSER'S SERVICE AS A DIRECTOR AND OFFICER

     In the event of termination of Mr. Zisser's service as a director and officer of the Company (other than termination resulting from death, disability or cause, see below), any Options granted to Mr. Zisser that have not been exercised by such date will expire within 90 days following the date of termination of such service.

     In the event of termination of Mr. Zisser's service as a director or officer of the Company resulting from death or disability, Mr. Zisser or his lawful heirs will be entitled to exercise all of the Options not yet exercised at the time of such termination without any conditions or limitations. For the purpose of this section, the term "Disability" shall mean the inability of Mr. Zisser to serve as a director or officer of the Company as a result of an injury and/or a sickness for a period of at least six months.

     Notwithstanding the foregoing, termination of Mr. Zisser's service in circumstances whereby the law restricts such service (or termination of Mr. Zisser's employment in circumstances which would not have entitled him to severance payments according to applicable law), would result in the termination of all of Mr. Zisser's Options which were not yet exercised by Mr. Zisser as of the date of such termination.

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     RIGHTS OF EXERCISE SHARES

     The Shares issued upon the exercise of any Options (the "EXERCISE SHARES") shall have equal rights to those of the other Shares of the Company immediately upon their issuance and will be entitled to dividends and all other benefits with respect to which the determining date is on or following the date of issuance of such Exercise Shares.

     ADJUSTMENTS

     In the event the Company distributes dividend in cash and the record date for such distribution is subsequent to the date of grant of the Options, but prior to the their exercise or expiration, the Exercise Price of each Option will be reduced by the dividend amount, net of tax.

     In the event that the Company distributes bonus shares and the record date for such distribution is subsequent to the date of grant of the Options, but prior to their exercise or expiration, the number of Exercise Shares will be increased by the number of Shares Mr. Zisser would have been entitled to had he exercised the Options prior to the record date set for such distribution. The Exercise Price of the Options will not be amended due to the increase in the number of Exercise Shares Mr. Zisser is entitled to following a distribution of bonus Shares.

     In the event the Company's shareholders are issued rights for the purchase of any securities of the Company, the Company will take actions to cause such rights to be offered on the same terms, MUTATIS mutandis, to Mr. Zisser if he holds Options that have not yet been exercised or expired as if Mr. Zisser had exercised his Options prior to the date set for determining the right to participate in the issuance of the aforesaid rights. The number of Exercise Shares will not increase as a result of such issuance of rights.

     In the event of a split or a consolidation of Shares, or any other capital event of a materially similar nature, the Company will make the changes or the adjustments necessary in order to prevent the dilution or increase of the rights of Mr. Zisser within the framework of the Plan with respect to the number and class of the Exercise Shares (for the Options that have been exercised) and/or the Exercise Price of each Option.

     In the event of a merger, spin-off or any other organizational change, the Options will be replaced with or converted into equal options of the new company following such organizational change, all at the sole discretion of the Board of Directors.

     TAXATION

     Any tax implications pursuant to any applicable law in connection with the grant of Options, their exercise, their holding or the sale of the Exercise Shares shall be borne by Mr. Zisser.

     LEGAL RESTRICTIONS ON THE TRANSFER OF EXERCISE SHARES

     ISRAELI LAW

     Mr. Zisser is prohibited from offering the Exercise Shares underlying the Options on the TASE for a period of six months commencing on the date of grant of the Options to Mr. Zisser (the "LOCK-UP PERIOD").


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     Mr. Zisser is further prohibited from offering the Exercise Shares underlying the Options on the TASE during the six quarters immediately following the end of the Lock-up Period (the "ADDITIONAL PERIODS"), unless Mr. Zisser complies with each of the following:

     (i) The number of Exercise Shares offered on any trading day on the TASE does not exceed the average daily trading volume of the Shares on the TASE in the eight-week period immediately preceding the date of such offer; and

     (ii) The number of Exercise Shares offered on any trading day on the TASE does not exceed one per cent (1%) of the issued and outstanding share capital of the Company during each quarter. Fort the purpose of this section "Issued and Outstanding Share Capital" excludes Shares issuable upon the exercise of options or the conversion of convertible securities, which options or convertible securities were issued prior to the date of offer of the Exercise Shares.

     For the purposes of this section, the term "Quarter" shall mean a three-month period.

     The above restrictions shall also apply to the Company's securities purchased during the Lock-Up Period and the Additional Periods from Mr. Zisser or from a corporation controlled by the Company, other than pursuant to a prospectus and other than during trade on the TASE.

     U.S. LAW

     If the Exercise Shares are not registered under the Securities Act, they may not be sold, transferred or otherwise disposed of under U.S. securities laws unless registered under the Securities Act or pursuant to an available exemption from registration under the Securities Act.

     REQUIRED APPROVALS

     The grant of Options is subject to all of the following: (i) the receipt of the requisite shareholder approval for the grant of Options to Mr. Zisser; (ii) the receipt of the approval of the TASE for the registration of the Exercise Shares for trade on the TASE; (iii) the filing with the NASDAQ of a listing application with respect to the Exercise Shares.

     DATE OF GRANT

     The Options will be granted to Mr. Zisser on the first trading day on the TASE following the receipt of all the required approvals for the grant.

IN WITNESS WHEREOF, the parties have executed this Option Agreement.

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 ELBIT MEDICAL IMAGING LTD.                           MORDECHAY ZISSER

By: _______________
    _______________


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